Question 77 H.  Changes in control of Registrant




Series 4 - Global Bond Portfolio

During the period ended January 31, 2017, the SunAmerica
Series Trust SunAmerica Dynamic Allocation and Dynamic Stategy Portfolios, (the Acquiring Portfolios), sold shares of the SunAmerica Series
Trust Global Bond Portfolio, a series of the registrant
(the Acquired Portfolio), through a series of transactions.
As of July 31, 2016, the Acquiring Portfolio owned approximately 41% of the Acquired Portfolios. As of January 31, 2017, the Acquiring Portfolio owned approximately 26% of the Acquired Portfolios.